Free Writing Prospectus

Filed Pursuant to Rule 433

July 30, 2013

Relating to

Preliminary Prospectus Dated July 30, 2013

Registration Statement No. 333-190258

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities nor is it calculated to invite any such offer or invitation. In particular, this announcement does not constitute and is not an offer to sell or a solicitation of any offer to buy securities in Hong Kong, the United States of America or elsewhere, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ANNOUNCEMENT IN RELATION TO

THE POSSIBLE SECONDARY PUBLIC OFFERING OF

NORWEGIAN CRUISE LINE HOLDINGS LTD.

ORDINARY SHARES

The board of directors (the “Board”) of Genting Hong Kong Limited (the “Company”) was informed that on 30 July 2013 (New York time), Norwegian Cruise Line Holdings Ltd. (“NCLH”) filed a registration statement, which is not yet effective, with the U.S. Securities and Exchange Commission (the “SEC”) for a secondary public offering (the “Offering”) of up to 23,000,000 ordinary shares of NCLH (the “Offer Shares”) by certain selling shareholders identified therein (the “Selling Shareholders”). The Offer Shares have included 3,000,000 ordinary shares that the underwriters have an option to purchase from the Selling

Shareholders. Star NCLC Holdings Ltd. (“Star NCLC”, a wholly-owned subsidiary of the Company and one of the Selling Shareholders) is proposing to offer up to 11,500,000 Offer Shares (including 1,500,000 ordinary shares that the underwriters have the option to purchase), representing approximately 5.6% of the total issued and outstanding ordinary shares of NCLH. As the registration statement is not declared effective and other principal terms of the Offering have not yet been finalized, the Company will make further announcement with details of the Offering as and to the extent required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong).

NCLH is a company incorporated under the laws of Bermuda. Upon completion of the Offering, the percentage of ordinary shares of NCLH held by Star NCLC will decrease from approximately 43.4% to approximately 38.5% (assuming no exercise of the underwriters’ option to purchase additional shares) or approximately 37.7% (assuming full exercise of the underwriters’ option to purchase additional shares).

The Board wishes to highlight to the shareholders of the Company (the “Shareholders”) that there is no assurance that the Offering will be completed. The timetable and particulars of the Offering are yet to be confirmed and finalized. Shareholders and/or other investors are reminded to exercise caution when dealing in the securities of the Company.

By order of the Board
TAN SRI LIM KOK THAY
Chairman and Chief Executive Officer

Hong Kong, 31 July 2013

As at the date of this announcement, the Board comprises two Executive Directors, namely Tan Sri Lim Kok Thay and Mr. Lim Keong Hui, and three Independent Non-executive Directors, namely Mr. Alan Howard Smith, Mr. Heah Sieu Lay, and Mr. Lam Wai Hon, Ambrose.

NCLH has filed a registration statement (including a Preliminary Prospectus) with the SEC for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents NCLH has filed with the SEC for more complete information about NCLH and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, NCLH, any underwriter or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus if you request it by contacting UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, tel. (888) 827-7275; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, tel. (888) 603-5847 or Barclaysprospectus@broadridge.com.

To review a filed copy of the Preliminary Prospectus, you may also click on the following link:

http://www.sec.gov/Archives/edgar/data/1513761/000119312513310514/d557172ds1.htm